EXHIBIT 2


               Transactions in the Shares Within the Past 60 Days


Purchaser:  Stuart Lazar

                            Date      Number of Shares    Price Per Share
                            ----      ----------------    ---------------
                           7/25/01       4,000                   $0.10
                           8/4/01          250                   $0.09
                           8/9/01        5,000                   $0.09
                           8/22/01      15,000                   $0.12
                           8/30/01       5,000                   $0.11


Purchaser:  L Entertainment Investors, Inc.

         None.